Exhibit 10.32

AGREEMENT TO SELL AND PURCHASE

THIS AGREEMENT TO SELL AND PURCHASE (this “Purchase Agreement”) made as of the 14th of September 2007 and effective as of June 30, 2007, by and between Basin Water, Inc., a Delaware corporation (hereinafter called “Seller”), and VL Capital LLC, a Delaware limited liability company (hereinafter called “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller and Purchaser previously entered into a binding Equipment Purchase Commitment letter on June 28, 2007 (the “Purchase Letter”), pursuant to which Seller would sell to Purchaser, and Purchaser would purchase from Seller, certain water treatment units and the right to receive certain fees from clients utilizing such water treatment units; and

WHEREAS, the Seller and Purchaser are entering into this Purchase Agreement to set forth the specific terms and conditions of the sale and purchase of such water treatment units and other property associated therewith, and they intend that this Purchase Agreement shall supersede and replace the Purchase Letter.

NOW, THEREFORE, in consideration of the agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Purchase and Sale. For the consideration hereinafter set forth, but subject to the terms, provisions, covenants and condition herein contained, Seller hereby sells and agrees to convey, and Purchaser hereby purchases and agrees to pay for those assets described on Exhibit A, which shall hereinafter be described as the “Property.”

2. Purchase Price. The purchase price herein under shall be Five Million Dollars ($4,550,000.00) (hereinafter called the “Purchase Price”).

3. Representations of Purchaser.

(a) The Purchaser is a limited liability duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, Delaware, has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in, and is duly qualified as a foreign limited liability company in good standing under the laws of each other jurisdiction in which such qualification is required.

(b) The execution, delivery, and performance by the Purchaser of this Purchase Agreement has been duly authorized by all necessary limited liability company action and do not and will not (1) contravene Purchaser’s certificate of formation, operating agreement or other organizational documents; (2) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Purchaser; (3) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which Purchaser is a party or by which it or its properties may be bound or affected; or (4) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by Purchaser.

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(c) This Purchase Agreement is a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser, in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

(d) The Purchaser is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any organizational document or restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Purchaser, or the ability of the Purchaser to carry out its obligations under this Purchase Agreement. The Purchaser is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

(e) There is no pending or threatened action or proceeding against or affecting the Purchaser before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Purchaser or the ability of the Purchaser to perform its obligation under this Purchase Agreement.

(f) Each of the representations and warranties set forth above shall be true and correct in all material respects as of the Closing Date (as defined below) or Seller may, at its option, either waive such misrepresentation or terminate this Purchase Agreement by written notice thereof to Purchaser, in which event the parties shall have no further right or obligation hereunder. The term “Purchaser” used in this Section 3 shall, to the extent permitted hereby, include any assignee of Purchaser’s interest under this Purchase Agreement.

4. Covenants of Seller.

(a) Seller covenants and agrees with Purchaser that, between the date hereof and the Closing Date:

(i) Seller will cause the Property to be maintained and operated in the same manner as it is presently operated and maintained by Seller.

(ii) Seller will cause to be paid all taxes and assessments heretofore levied or assessed against the Property or any part thereof, including ad valorem taxes for the year 2006, and per diem to the Closing Date for the year 2007. It is understood that Purchaser shall be responsible for all taxes and assessments levied or assessed against the Property on and after the Closing Date.

(iii) Seller will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, remove any equipment forming a part of the Property except such as is replaced by Seller by an article or equal suitability and value, free and clear of any lien or security interest.

(b) Seller covenants and agrees with Purchaser that:

(i) promptly after the Closing Date, it will send to each client (“Client”) under its water services agreements (“Water Services Agreements”) a written request for consent to assignment (the “Consent to Assignment”) of certain rights under such Client’s Water Services Agreement in accordance with this Purchase Agreement; and

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(ii) it shall use commercially reasonable efforts to obtain all Consents to Assignments from the Clients under the Water Services Agreement within ninety (90) days after the Closing Date.

5. The Closing. The Closing (herein called the “Closing”) of this transaction shall take place on September 7, 2007 at 10:00 a.m. Pacific (said date and time herein called the “Closing Date”). At the Closing:

(a) Purchaser and Seller shall execute and deliver this Purchase Agreement.

(b) Purchaser shall pay or cause to be paid to an escrow account established by the Escrow Agent (as defined below) by cashier’s check or wire transfer in immediately available funds an amount equal to Five Hundred Thousand Dollars ($500,000.00) and shall be distributed to Seller in accordance with the terms of the Escrow Agreement (as defined below).

(c) Purchaser and Seller shall execute and deliver a Term Loan Agreement in the Form attached hereto as Exhibit B (the “Loan Agreement”), pursuant to which Seller shall lend to Purchase an aggregate principal amount of Four Million Fifty Thousand Dollars ($4,050,000.00) (the “Loan”), which Loan shall be repaid in 72 monthly installments of Fifty Six Thousand Two Hundred Fifty Dollars ($56,250.00) beginning on April 1, 2008. Monthly Installments shall be reduced by any amount of charges, maintenance payments, Escrow Agent Fees and or other Fees and Costs required to be paid by Borrower resulting from this agreement or under the Escrow Agreement.

(d) Purchaser and Seller shall execute and deliver a Security Agreement in the form attached hereto as Exhibit C (the “Security Agreement”), pursuant to which Purchaser shall grant to Seller a first priority security interest and lien in all of the Property, so long as any portion of the Loan or any other Obligations (as defined in the Security Agreement) shall remain outstanding or payable.

(e) Purchaser and Seller shall execute and deliver an Escrow Agreement in the form attached hereto as Exhibit D (the “Escrow Agreement”) with Zions Bank (the “Escrow Agent”), pursuant to which an escrow account shall be established to which all payments by Seller’s Clients under the Water Service Agreements shall be sent, and from which (i) certain payments designated as the “Standby Fees” shall be distributed to Purchaser and (ii) certain payments designated as the “Service Fees” shall be distributed to Seller.

(f) Risk of loss, title and right of possession of the Property sold hereunder shall transfer to Purchaser. Seller shall deliver to Purchaser ready access to the Property and all equipment, books, records, instruments, certificates and documents evidencing or pertaining to title to Property; provided that, Seller shall not be required to deliver to Purchaser any documents, books or records that constitute confidential and proprietary information of Seller. Transfer of title notwithstanding, Seller hereby reserves a security interest in the Property until all payments required hereunder shall have been made as more particularly set forth in Section 5(c) of this Purchase Agreement.

6. Remedies. In the event that Purchaser shall fail to consummate this Purchase Agreement for any reason, except Seller’s default, Seller may (i) terminate this Purchase Agreement by written notice thereof delivered to Purchaser on or before the Closing Date, (ii) enforce specific performance of this Purchase Agreement, both

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Seller and Purchaser agree that damages would be difficult to ascertain and Seller shall be entitled to liquidated damages or (iii) seek any and all damages permitted by law resulting from Purchaser’s failure to consummate this Purchase Agreement.

7. Further Agreements by Purchaser.

(a) Purchaser shall inform Seller of existing and threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Purchaser or the Property.

(b) Purchaser shall maintain fire and other risk insurance, public liability insurance and such other insurance as Seller may reasonably require with respect to the Property, in form, amounts, coverage and with insurance companies reasonably acceptable to Seller. Any Policy shall name Seller as an additional insured on the Purchaser’s insurance policy relating to the Property and shall waive any rights of subrogation with respect to Seller in connection with such insurance policies.

(c) All risk of loss, damage, or personal injury (or wrongful death) of any person, arising out of the client’s use, maintenance, or operation of the Property shall remain with Purchaser. Seller, at its sole cost and expense and under Seller’s obligations under the Water Services Agreement with the Client, shall comply with all local, state, or federal laws, codes, or regulations relating to the Property and its use (including environmental and safety laws, codes, and regulations), and makes no warranty or representation with respect thereto. Seller agrees to indemnify and hold Purchaser harmless from and against, and to reimburse Purchaser with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs, and expenses (including attorneys’ fees and court costs) asserted against or incurred by Seller by reason of or arising out of the operation of the property under the WSA with the client, and the Purchaser shall reimburse and indemnify to Seller with respect to the ownership of the Property subsequent to the Closing Date.

(d) In addition to the obligations required to be performed hereunder by Purchaser at the Closing, Purchaser agrees to perform such other acts, and to execute, acknowledge, and/or deliver subsequent to the Closing such other instruments, documents, and other materials, as Seller may reasonably request in order to effectuate the consummation of the transactions contemplated herein.

(e) Purchaser shall comply with and be subject to the terms of the Water Service Agreements with respect to its ownership of the Property, including any option to purchase the Property granted to the Clients under such Water Service Agreements.

8. Proprietary and Confidential Information.

(a) The Property is being sold to Purchaser for its sole and exclusive use. The Property may be sold or resold by Purchaser without the express written consent of Seller so long as (i) all amounts outstanding under the Loan Agreement have been repaid, (ii) the purchaser of the Property shall agree to be bound by the covenants set forth in Section 8(b) below and (iii) the Water Service Agreement relating to such Property is no longer in effect.

(b) The Property contains trade secret and other materials that are proprietary to Seller. Purchaser agrees that it shall not modify, translate, reverse engineer, decompile, disassemble, create derivative works upon, or copy the Property without Seller’s prior written consent, which Seller may withhold in its sole and absolute discretion. Purchaser further agrees that Purchaser shall not open, examine, or otherwise investigate or manipulate any portion of the Property that bears the legend “Do Not Open,” or similar legend, without Seller’s prior written consent, which Seller may withhold in its sole an absolute discretion, and that Purchaser shall not remove any proprietary notices, labels, or marks on any portion of the Property.

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9. Taxes. Seller shall not be liable for any taxes and governmental charges of any kind whatsoever, whether present or future, federal, state or municipal, including but not limited to sales, use, excise, gross receipts, gross value, property, or similar taxes, that may at any time be assessed or levied against, or with respect to, the Purchase Price, or the possession, occupation, and/or ownership of any property, or part thereof, involved in the implementation of this Purchase Agreement (excluding any related to the sites at which the Property is located), or any and all general or special taxes, fees, assessments, and/or charges made by any governmental body for any improvements made to such property, or part thereof, and/or for any services or activities performed hereunder. Wherever applicable, any tax or taxes will be added as a separate charge to be paid by Purchaser in addition to the Purchase Price provided herein. If Seller is assessed any such taxes, fees, assessments, or charges, said sums shall be paid by Purchaser within thirty (30) days after receipt of an invoice therefor from Seller.

10. Remarketing Rights and Obligations; Right of First Offer.

(a) Seller shall, at any time, have the right to repurchase any or all of the Property from Purchaser at a price equal to the greater of (i) fair market value of such Property to be purchased (as determined by an accounting firm selected by Seller and Purchaser) and (ii) the sum of the remaining payments due to Seller from Purchaser with respect to such Property in accordance with the terms hereof and the Loan Agreement. In no event shall the purchase price be greater than the amount payable under the purchase option provided to the client under the Water Service Agreements.

(b) To the extent any client under a Water Service Agreement terminates such agreement due to default by Seller under such Water Service Agreement, Seller shall indemnify Purchaser for any and all payments of Standby Fees that are not paid by the client in question, until such time as the Property relating to such terminated Water Service Agreement has been successfully remarketed. Notwithstanding the foregoing, Seller shall have no duty to indemnify Purchaser for any unpaid Standby Fees not resulting from Seller’s breach of a Water Service Agreement. Seller shall use commercially reasonable efforts to remarket such Property relating to the terminated Water Service Agreement. Upon a successful placement of the Property, Seller would be paid 10% of the total proceeds for such placement, whether under a lease or sale of the property. The Parties hereto acknowledge and agree that Seller’s obligation to remarket the Property under this Section 10 is not a guaranty or warranty that such remarketing will be successful. Notwithstanding the foregoing, the Parties agree that, regardless of whether the Property is remarketed, the balance of the Purchase Price shall remain due and payable from Purchaser to Seller in accordance with Section 5 hereof.

(c) Commencing on the Closing Date and continuing for a period of three (3) years thereafter, Seller shall grant Purchaser a right of first offer (the “Right of First Offer”) with respect to the placement of any potential leases of Property or financing of the placement of any Property by Seller with current or prospective clients. Pursuant to the Right of First Offer, Seller shall notify Purchaser of a potential lease or financing of Seller’s Property prior to entering into such lease or financing, disclosing the size of the transaction and the name of the client or prospective client. Purchaser shall have ten (10) days after receipt of such notice to provide an offer with respect to such lease or financing. To the extent that Purchaser fails to provide an offer with respect to such lease or financing prior to the expiration of the ten-day period, Seller shall have the right to negotiate a lease or financing with respect to such Property with any other party. Upon Seller reaching an agreement with such other party, Seller shall offer such terms to Purchaser. Purchaser shall have five (5) days after receipt to accept such offer terms. If Purchaser fails to respond in such time period or rejects the offer, then Seller has the right to enter into the agreement with the other party on the terms presented to Purchaser. To the extent Seller enters into a lease or

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financing with any party other than Purchaser without complying with the terms of this Section 10(c) or despite the fact that Purchaser was willing to enter into the agreement on the terms agreed upon with the other party, Seller shall pay to Purchaser 0.25% of the total value of the lease or financing which Seller enters into with a third party.

11. Representations and Warranties. Seller represent and warrants that it has good, legal and equitable title in the Property subject to this Agreement, and that there is no outstanding liens or encumbrances, either recorded or unrecorded, which can or will affect either the transfer of the ownership of the Property subject to this Agreement, or Purchasers ownership of the Property Subject to this Agreement. Seller specifically warrants and represents that all existing recorded or unrecorded liens or encumbrances have been released and paid in full. Except as specifically set forth herein or in any of the instruments attached as exhibits hereto, no person acting on behalf of Seller is authorized to make, and by the execution hereof Purchaser hereby acknowledges that no person has made any representation, agreement, statement, warranty, guaranty or promise regarding the Property, or the transaction contemplated herein, or regarding leases or the zoning, construction, physical condition or other status of the Property, and no representation, warranty, agreement, statement, guaranty or promise, if any, made by any person acting on behalf of Seller which is not contained herein shall be valid or binding upon Seller. Purchaser acknowledges and agrees that the sale provided for herein is made without any warranty by Seller as to the nature or quality of the Property; or the development potential of the Property. EXCEPT AS SET FORTH IN THIS PURCHASE AGREEMENT, SELLER IS SELLING THE PROPERTY “AS IS.” SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE PROPERTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. SELLER REPRESENTS THAT THERE ARE NO INFRINGEMENTS OF THIRD PARTY RIGHTS. ALL SUCH WARRANTIES ARE EXPRESSLY ACKNOWLEDGED NOTWITHSTANDING THE GENERALITY OF THE FOREGOING, SELLER WARRANTS THAT THEY ARE THE OWNERS OF THE PROPERTY THAT IS THE SUBJECT OF THE AGREEMENT, AND WILL NOT SUBSTITUTE OR REPLACE THE PROPERTY, UNLESS WITH PROPERTY WHICH IS SUBSTANTIALLY SIMILAR TO OR IDENTICAL WITH THE PROPERTY.

12. Miscellaneous Provisions.

(a) Further Assurances. At any time and from time to time after the date hereof, each Party agrees to take such actions and to execute and deliver such documents as the other Party may reasonably request to effectuate the purposes of this Purchase Agreement.

(b) Assignment. Purchaser shall not assign any of its rights, interests, or obligations under this Purchase Agreement without the prior written consent of Seller. Subject to the foregoing restriction, this Purchase Agreement and all provisions hereof shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, successors, legal representatives, and assigns.

(c) Amendment. Except as otherwise provided in this Purchase Agreement, neither this Purchase Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by both Parties, and then only to the extent set forth in such writing.

(d) Entire Agreement. This Purchase Agreement and the agreements provided for herein constitute the entire understanding between the Parties with respect to the matters set forth herein, and they supercede all prior or contemporaneous understandings or agreements between the Parties with respect to the subject matter hereof, whether oral or written, including the Purchase Letter.

(e) Notices. Any notice, approval, consent, waiver, or other communication required or permitted to

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be given or to be served upon either Party in connection with this Purchase Agreement shall be in writing. Such notice shall be personally served, sent by facsimile, sent prepaid by registered or certified mail with return receipt requested, or sent by reputable overnight delivery service, such as Federal Express, and shall be deemed given: (a) if personally served, when delivered to the Party to whom such notice is addressed; (b) if given by facsimile, when sent, provided that the confirmation sheet from sending fax machine confirms that the total number of pages were successfully transmitted; (c) if given by prepaid or certified mail with return receipt requested, on the date of execution of the return receipt; or (d) if sent by reputable overnight delivery service, such as Federal Express, when received. Such notices shall be addressed to the Party to whom such notice is to be given at the Party’s address set forth below or as such Party shall otherwise direct in writing to the other Party delivered or sent in accordance with this Section.

If to Seller:

Basin Water, Inc.

8731 Prestige Court

Rancho Cucamonga, CA 91730

Attn: Chief Financial Officer

Fax No.: (909) 481-6801

If to Purchaser:

Lloyd Ward

VL Capital LLC

5644 LBJ Freeway, Ste. 201

Dallas, TX 75240

Fax No.: [                    ]

(f) Governing Law. This Purchase Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without giving effect to any choice of law or conflicts of laws rule or principle that would result in the application of any other laws.

(g) Cumulative Rights; Waiver. The rights created under this Purchase Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time. No failure by either Party to exercise, and no delay in exercising any rights, shall be construed or deemed to be a waiver thereof or of any other right under this Purchase Agreement, nor shall any single or partial exercise by any Party preclude any other or future exercise thereof or the exercise of any other right. Any waiver of any provision or of any breach of any provision of this Purchase Agreement must be in writing, and any waiver by any Party of any breach of any provision of this Purchase Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Purchase Agreement. The failure of any Party to insist upon strict adherence to any term of this Purchase Agreement on one or more occasions shall not be considered or construed or deemed a waiver of any provision or any breach of any provision of this Purchase Agreement or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Purchase Agreement.

(h) Liberal Construction. This Purchase Agreement constitutes a fully negotiated agreement among commercially sophisticated Parties, each assisted by legal counsel, and the terms of this Purchase Agreement shall not be construed or interpreted for or against any Party hereto because that Party or its legal representative drafted or prepared such provision.

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(i) Severability. If any provision of this Purchase Agreement is invalid, illegal, or unenforceable, such provision shall be deemed to be severed or deleted from this Purchase Agreement and the balance of this Purchase Agreement shall remain in full force and effect notwithstanding such invalidity, illegality, or unenforceability.

(j) Good Faith and Fair Dealing. The Parties hereto acknowledge and agree that the performances required by the provisions of this Purchase Agreement shall be undertaken in good faith, and with each of the Parties dealing fairly with each other.

(k) No Third Party Beneficiaries. Subject to Section 12(b) above, this Purchase Agreement does not create, and shall not be construed to create, any rights enforceable by any person, partnership, corporation, joint venture, limited liability company or other form of organization or association of any kind that is not a Party to this Purchase Agreement, except to the extent that Seller’s rights may be enforced by a parent company thereof or a subsidiary thereto.

(l) Counterparts; Facsimile Execution. This Purchase Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except for having an additional signature page executed by any other Party. Each Party agrees that each other Party may rely upon the facsimile signature of any Party on this Purchase Agreement as constituting a duly authorized, irrevocable, actual, current delivery of this Purchase Agreement as fully as if this Purchase Agreement contained the original ink signature of the Party supplying a facsimile signature.

(m) Disputes.

(i) Mediation. Any dispute or controversy arising out of, under, or in connection with, or in relation to, this Purchase Agreement and/or any amendments thereto, or the breach thereof, which is not resolved informally by prior mutual agreement of the Parties hereto, shall be submitted to non-binding mediation. Each Party shall pay the fees of its own attorneys and all other expenses connected with presenting its case. Other costs of the mediation, including the mediator fee, the cost of any record or transcripts of the mediation, and all other fees and costs, shall be borne by equally by the parties. If the matter has not been resolved pursuant to the aforesaid mediation procedure within thirty (30) days of the commencement of such procedure, or such other period as the parties agree, either Party may seek relief in any court of competent jurisdiction pursuant to California Code of Civil Procedure §1281.8 or any similar statute of an applicable jurisdiction.

(ii) Attorneys Fees. If mediation is waived and/or modified in writing by the Parties hereto pursuant to Section 12(m)(i) above, and any Party to this Purchase Agreement reasonably retains counsel for the purpose of enforcing any provision of this Purchase Agreement, including without limitation the institution of any action or proceeding to enforce any provision of this Purchase Agreement, or to recover damages if otherwise available hereunder, or to obtain injunctive or other relief by reason of any alleged breach of any provision of this Purchase Agreement, or for a declaration based on a demonstrated necessity of such Party’s rights or obligations under this Purchase Agreement, or for any other judicial or equitable remedy, then if the matter is settled by judicial or quasi judicial determination, the prevailing Party shall be entitled in addition to such other relief as may be granted, to be reimbursed by the losing Party for all costs and expenses incurred, including without limitation all attorneys’ fees and costs for services rendered to the prevailing party and any attorneys’ fees and costs incurred in enforcing any judgment or order entered. The prevailing Party shall be determined by the court in the initial or any subsequent proceeding.

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(n) Venue. Venue for any mediation, action or proceeding brought pursuant to Section 12(m) above shall be before a state or federal court, tribunal, or magistrate located in the County of San Diego, State of California.

(o) Force Majeure. If any performance (other than the payment of money due hereunder) of this Purchase Agreement is prevented, delayed, or made impracticable due to extended drought, flood, fire, earthquake, or other natural disaster, strike, lock out, unavailability of necessary materials, electrical power or fuel, civil rioting, terrorist attack, war or military conflict, inability to obtain all necessary permits or approvals (including any and all environmental approvals), or if the cost of complying with environmental requirements renders this transaction economically impractical (collectively a “Force Majeure Event”), then such performance (except for the payment of money due hereunder) of this Purchase Agreement shall be excused for the period of prevention, delay, or impracticability resulting from the Force Majeure Event.

(p) Relationship. Seller is an independent contractor and the relationship between the Parties shall be limited to performance of this Purchase Agreement in accordance with its terms. Neither Party shall have any responsibility with respect to the services to be provided or contractual benefits assumed by the other Party. Nothing in this Purchase Agreement shall be deemed to constitute either Party a partner, agent or legal representative of the other Party. No liability or benefits, such as workers’ compensation, pension rights or liabilities, other provisions or liabilities arising out of or related to a contract for hire or employer/employee relationship, shall arise or accrue to any Party’s agent or employee as a result of this Purchase Agreement or its performance.

[Signature Page follows]

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IN WITNESS WHEREOF, this Purchase Agreement is executed in multiple originals by Seller and Purchaser as of the date first above written.

SELLER:

Basin Water, Inc.

/s/ Thomas C. Tekulve
Name:	Thomas C. Tekulve
Title:	Chief Financial Officer

PURCHASER:

VL Capital LLC

/s/ Lloyd Ward
Name:	Lloyd Ward
Title:	Manager

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